Exhibit 10.1
Execution Version

AMENDMENT NO. 2 TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT
This Amendment No. 2 to Third Amended and Restated Credit Agreement dated as of April 20, 2016 (this “Agreement”) is among Abraxas Petroleum Corporation, a Nevada corporation (the “Borrower”), the undersigned Guarantors (the “Guarantors”), the financial institutions party to the Credit Agreement described below as Lenders (the “Lenders”), and Société Générale, as Administrative Agent for the Lenders (the “Administrative Agent”) and Issuing Lender.
INTRODUCTION
A.The Borrower, the Lenders, the Issuing Lender, and the Administrative Agent have entered into the Third Amended and Restated Credit Agreement dated as of June 11, 2014, as amended by Amendment No. 1 to Third Amended and Restated Credit Agreement (as so amended and as further amended, supplemented or otherwise modified, the “Credit Agreement”).
B.    Reference is made to that certain Third Amended and Restated Guaranty Agreement made by the Guarantors in favor of the Administrative Agent dated as of June 11, 2014 (as amended, supplemented or otherwise modified, the “Guaranty”).
C.    The Borrower has requested, and the Administrative Agent and the Lenders party hereto have agreed, subject to the terms and conditions hereof, to amend the Credit Agreement as set forth herein.
D.    The Guarantors wish to reaffirm their guarantees of the Obligations as amended by this Agreement.
THEREFORE, in fulfillment of the foregoing, the Borrower, the Guarantors, the Administrative Agent, and the Lenders hereby agree as follows:
Section 1.    Definitions; References. All capitalized terms not otherwise defined in this Agreement that are defined in the Credit Agreement shall have the meanings assigned to such terms by the Credit Agreement.
Section 2.    Amendments to Credit Agreement. On the Effective Date (as defined below), the Credit Agreement is amended as follows:
(a)    Section 1.01 of the Credit Agreement is hereby amended by adding the following definition in the appropriate alphabetical order:
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries, any Lender, any Issuing Lender, any Arranger, or the Administrative Agent, in each case from time to time concerning or relating to bribery or corruption, including the UK Bribery Act and the FCPA.

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“Available Cash” means the aggregate of all cash and Liquid Investments held in accounts in the United States, Canada or any other foreign jurisdiction and owned or controlled by, or held for the benefit of, any Loan Party or any of their Subsidiaries (other than the Cash Collateral Account).
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Fall 2016 Scheduled Redetermination” means the redetermination of the Borrowing Base to occur in connection with the delivery of the Internal Engineering Report on or about August 31, 2016 pursuant to Section 2.02(b)(ii).
“FCPA” means the United States Foreign Corrupt Practices Act of 1977, as amended.
“Material Contracts” means all agreements, amendments or other documents or instruments of the Borrower or any of its Subsidiaries required

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to be filed as exhibits to any annual, quarterly or periodic reports or registration statements required to be filed pursuant to the rules and regulations of the SEC.
“Sanctioned Country” means a country or territory, or a country or territory whose government is subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx, or as otherwise published from time to time, or subject to any other sanctions program of the United States of America, the United Nations, the Norwegian State, the European Union, the United Kingdom or any agency or subdivision thereof.
“Sanctioned Person” means (a) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx, or as otherwise published from time to time, (b) a Person named on the lists maintained by the United Nations Security Council available at http://www.un.org/sc/committees/list_compend.shtml, or as otherwise published from time to time, (c) a Person named on the lists maintained by the European Union available at http://eeas.europa.eu/cfsp/sanctions/consol-list_en.htm, or as otherwise published from time to time, (d) a Person named on the lists maintained by Her Majesty’s Treasury available at http://www.hm-treasury.gov.uk/fin_sanctions_index.htm, or as otherwise published from time to time, or (e) (i) an agency of the government of a Sanctioned Country, (ii) an organization controlled by a Sanctioned Country, or (iii) a person resident in a Sanctioned Country, to the extent subject to sanctions program administered by the United States of America, the United Nations, the Norwegian State, the European Union, the United Kingdom or any other agency or subdivision thereof.
“Second Amendment Effective Date” means April 20, 2016.
“UK Bribery Act” means the United Kingdom Bribery Act 2010, as amended.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
(b)    Section 1.01 of the Credit Agreement is hereby amended by restating the beginning paragraph of the definition of “Applicable Margin” in its entirety as follows:
“Applicable Margin” means with respect to any Advance, (i) during such times as any Event of Default exists, 3% per annum plus the rate per annum set forth below for the relevant Type of such Advance based on the present

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Utilization applicable from time to time, (ii) from the Second Amendment Effective Date to the earlier of (A) October 1, 2016 and (B) the date on which the Borrowing Base determined in the Fall 2016 Scheduled Redetermination becomes effective, 0.25% per annum plus the rate per annum set forth below for the relevant Type of such Advance based on the present Utilization applicable from time to time, and (iii) at all other times during such period, the rate per annum set forth below for the relevant Type of such Advance based on the relevant Utilization applicable from time to time:
(c)    Section 1.01 of the Credit Agreement is hereby amended by deleting the definition of “Designated Jurisdiction” in its entirety.
(d)    Section 1.01 of the Credit Agreement is hereby amended by restating the definition of “Eurodollar Rate” in its entirety as follows:
“Eurodollar Rate” means, for the Interest Period for each Eurodollar Rate Advance comprising the same Borrowing, the British Bankers Association LIBOR (or the successor thereto if the British Bankers Association is no longer making a LIBOR available) (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) for deposits in Dollars at 11:00 a.m. (London, England time) two Business Days before the first day of such Interest Period and for a period equal to such Interest Period; provided, that, if such rate is not available to the Administrative Agent for any reason, the Eurodollar Rate shall be an interest rate per annum equal to the rate per annum at which deposits in Dollars are offered by the principal office of Société Générale in London, England to prime banks in the London interbank market at 11:00 a.m. (London, England time) two Business Days before the first day of such Interest Period in an amount substantially equal to the Eurodollar Rate Advance to be maintained by the Lender that is the Administrative Agent in respect of such Borrowing and for a period equal to such Interest Period; provided further, that, if the Eurodollar Rate shall be less than zero, such rate shall be deemed to be zero.
(e)    Section 1.01 of the Credit Agreement is hereby amended by restating the definition of “Lender Insolvency Event” in its entirety as follows:
“Lender Insolvency Event” means that (i) a Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, (ii) other than via an Undisclosed Administration, such Lender or its Parent Company is the subject of a proceeding under any Debtor Relief Law, or a receiver, custodian, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its

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consent to or acquiescence in any such proceeding or appointment, or (iii) such Lender or its Parent Company has become the subject of a Bail-In Action.
(f)    Section 1.01 of the Credit Agreement is hereby amended by restating the definition of “Sanctions in its entirety as follows:
“Sanctions” means any sanctions imposed, administered or enforced from time to time by any applicable Governmental Authority, including, without limitation, those administered by OFAC, the U.S. Department of State, Her Majesty’s Treasury, the United Nations, the Norwegian State, the European Union, the Member States of the European Union, any other applicable Governmental Authority or any agency or subdivision of any of the forgoing, and shall include any regulations, rules, and executive orders issued in connection therewith.
(g)    Section 2.02(a) of the Credit Agreement is hereby amended and restated in its entirety as follows:
(a)    Borrowing Base. As of the Second Amendment Effective Date, the Administrative Agent and the Lenders have set and the Borrower has acknowledged the Borrowing Base as $130,000,000. Such Borrowing Base shall remain in effect until the next redetermination of the Borrowing Base made pursuant to this Section 2.02 or Section 6.04(b). The Borrowing Base shall be determined in accordance with the standards set forth in Section 2.02(e) and is subject to reduction or periodic redetermination pursuant to Sections 2.02(b), 2.02(c), and 2.02(d).
(h)    Section 2.02(b) of the Credit Agreement is hereby amended by restating clauses (i) and (ii) to read in their entirety as follows:
(i)    The Borrower shall deliver to the Administrative Agent and each of the Lenders on or before each February 28 or February 29, as applicable (beginning February 29, 2012) an Independent Engineering Report dated effective as of the immediately preceding December 31, an updated Schedule 4.20 (Hedging Agreements) setting forth the information indicated in Section 4.20 as of the date such Schedule is delivered, and such other information as may be reasonably requested by any Lender with respect to the Oil and Gas Properties included or to be included in the Borrowing Base. On or about thirty (30) days after receipt of the Independent Engineering Report, such updated Schedule 4.20, and such other information, the Administrative Agent shall make an initial determination of the new Borrowing Base and upon such initial determination shall promptly notify the Lenders in writing of its initial determination of the proposed Borrowing Base. Subject to the last sentence of this Section 2.02(b)(i), the Required Lenders shall approve or reject the Administrative Agent’s initial

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determination of the proposed Borrowing Base by written notice to the Administrative Agent within fifteen (15) days of the Administrative Agent’s notification of its initial determination; provided, however that, the failure by any Lender to confirm in writing the Administrative Agent’s determination of the proposed Borrowing Base within such fifteen (15) day period shall be deemed an approval of such proposed Borrowing Base by such Lender. If the Required Lenders fail to approve any such proposed Borrowing Base determined by the Administrative Agent hereunder in such fifteen (15) day period, then the Administrative Agent shall poll the Lenders to ascertain the highest proposed Borrowing Base then acceptable to the Required Lenders for purposes of this Section 2.02(b)(i) and, subject to the last sentence of this Section 2.02(b)(i), such amounts shall become the new Borrowing Base, effective on the date specified in this Section 2.02(b)(i). Until such approval or deemed approval, the Borrowing Base in effect before the proposed Borrowing Base shall remain in effect. Upon agreement by the Administrative Agent and the Required Lenders of the new Borrowing Base, the Administrative Agent shall, by written notice to the Borrower and the Lenders, designate the new Borrowing Base available to the Borrower. Such designation, and the replacement of the existing Schedule 4.20 with such updated Schedule 4.20, shall be effective as of the Business Day specified in such written notice (or, if no effective date is specified in such written notice, the next Business Day following delivery of such written notice) and such new Borrowing Base shall remain in effect until the next determination or redetermination of the Borrowing Base in accordance with this Agreement. Notwithstanding anything contained herein to the contrary, (A) any determination or redetermination of the Borrowing Base resulting in any increase of the Borrowing Base in effect immediately prior to such determination or redetermination shall require the written approval (and not deemed approval) of all the Lenders in their sole discretion but subject to paragraph (e) of this Section 2.02, (B) in no event shall the determined or redetermined Borrowing Base exceed the aggregate Commitments of the Lenders, and (C) any determination or redetermination of the Borrowing Base resulting in any decrease of the Borrowing Base in effect immediately prior to such determination or redetermination shall not require the approval of any Defaulting Lender (and the definition of “Required Lenders” will automatically be deemed modified accordingly with respect to any such determination or redetermination).
(ii)    The Borrower shall deliver to the Administrative Agent and each Lender on or before each August 31, beginning August 31, 2014, an Internal Engineering Report dated effective as of the immediately preceding June 30, an updated Schedule 4.20 (Hedging Agreements) setting forth the information indicated in Section 4.20 as of the date such Schedule is delivered, and such other information as may be reasonably requested by the Administrative Agent or any Lender with respect to the Oil and Gas

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Properties included or to be included in the Borrowing Base. On or about thirty (30) days after receipt of the Internal Engineering Report, such updated Schedule 4.20, and such other information, the Administrative Agent shall make an initial determination of the new Borrowing Base and upon such initial determination shall promptly notify the Lenders in writing of its initial determination of the proposed Borrowing Base. Subject to the last sentence of this Section 2.02(b)(ii), the Required Lenders shall approve or reject the Administrative Agent’s initial determination of the proposed Borrowing Base by written notice to the Administrative Agent within fifteen (15) days of the Administrative Agent’s notification of its initial determination; provided, however that, the failure by any Lender to confirm in writing the Administrative Agent’s determination of the proposed Borrowing Base within such fifteen (15) day period shall be deemed an approval of the such proposed Borrowing Base by such Lender. If the Required Lenders fail to approve any such proposed Borrowing Base determined by the Administrative Agent hereunder in such fifteen (15) day period, then the Administrative Agent shall poll the Lenders to ascertain the highest proposed Borrowing Base then acceptable to the Required Lenders for purposes of this Section 2.02(b)(ii) and, subject to the last sentence of this Section 2.02(b)(ii), such amounts shall become the new Borrowing Base, effective on the date specified in this Section 2.02(b)(ii). Until such approval or deemed approval, the Borrowing Base in effect before the proposed Borrowing Base shall remain in effect. Upon agreement by the Administrative Agent and the Required Lenders of the new Borrowing Base, the Administrative Agent shall, by written notice to the Borrower and the Lenders, designate the new Borrowing Base available to the Borrower. Such designation, and the replacement of the existing Schedule 4.20 with such updated Schedule 4.20, shall be effective as of the Business Day specified in such written notice (or, if no effective date is specified in such written notice, the next Business Day following delivery of such written notice) and such new Borrowing Base shall remain in effect until the next determination or redetermination of the Borrowing Base in accordance with this Agreement. Notwithstanding anything contained herein to the contrary, (A) any determination or redetermination of the Borrowing Base resulting in any increase of the Borrowing Base in effect immediately prior to such determination or redetermination shall require the written approval (and not deemed approval) of all the Lenders in their sole discretion but subject to paragraph (e) of this Section 2.02, (B) in no event shall the determined or redetermined Borrowing Base exceed the aggregate Commitments of the Lenders, and (C) any determination or redetermination of the Borrowing Base resulting in any decrease of the Borrowing Base in effect immediately prior to such determination or redetermination shall not require the approval of any Defaulting Lender (and the definition of “Required Lenders” will automatically be deemed modified accordingly with respect to any such determination or redetermination).

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(i)    Section 2.02(d) of the Credit Agreement is hereby amended and restated in its entirety as follows:
(d)    Automatic Reduction of Borrowing Base.
(i) On October 1, 2016, the Borrowing Base shall be automatically reduced to $120,000,000 unless (A) the Borrowing Base has already been redetermined to an amount less than or equal to $120,000,000 on or prior to such date or (B) the Borrowing Base determined pursuant to the Fall 2016 Scheduled Redetermination has become effective on or prior to such date.
(ii) In addition, upon the occurrence of a Borrowing Base Reduction Event, the Borrowing Base shall be automatically reduced by the Borrowing Base Reduction Amount corresponding to the Disposition or Hedge Termination causing such Borrowing Base Reduction Event. As used herein, the following terms shall have the following meanings:
(A)    “Borrowing Base Reduction Amount” means (x) with respect to a Disposition of Oil and Gas Properties by a Loan Party, an amount equal to the PV-10, as determined by the Administrative Agent in its sole discretion, of such Oil and Gas Properties, and (y) with respect to a Hedge Termination, the reduction in Collateral value, as determined by the Administrative Agent in its sole discretion, of the Oil and Gas Properties which are given value in the Borrowing Base in effect as of the most recent redetermination, resulting from such Hedge Termination.
(B)    “Borrowing Base Reduction Event” means a Disposition of Oil and Gas Properties or a Hedge Termination which causes the Borrowing Base Reduction Value to exceed 5% of the Borrowing Base in effect as of the most recent redetermination.
(C)    “Borrowing Base Reduction Value” means, with respect to the period between any two successive redeterminations of the Borrowing Base, an aggregate amount equal to (x) the PV-10, as determined by the Administrative Agent in its sole discretion, of such Oil and Gas Properties which have been subject to a Disposition by a Loan Party since the most recent redetermination of the Borrowing Base, plus (y) the reduction in the Collateral value, as determined by the Administrative Agent in its sole discretion, of the Oil and Gas Properties which are given value in the Borrowing Base in effect as of the most recent redetermination, resulting from all Hedge Terminations occurring since the most recent redetermination of the Borrowing Base.

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(j)    Section 2.05(b)(ii) of the Credit Agreement is hereby amended and restated to read in its entirety as follows:
(ii)    Asset Disposition or Hedge Termination.
(A)    Upon any reductions to the Borrowing Base pursuant to Section 2.02(d) in connection with a Disposition, if a Borrowing Base Deficiency exists, then the Borrower shall prepay Advances or, if the Advances have been repaid in full, make deposits into the Cash Collateral Account to provide cash collateral for the Letter of Credit Exposure, in an aggregate amount equal to the lesser of (1) the amount necessary to cure the Borrowing Base Deficiency and (2) 100% of the net cash proceeds of such Disposition.
(B)    Upon any Disposition of any Property (excluding the sale of Hydrocarbons in the ordinary course of business but including without limitation any sale of Oil and Gas Properties) occurring on or between the Second Amendment Effective Date and October 1, 2016, regardless of whether the Borrowing Base is reduced in connection with such Disposition, the Borrower shall prepay Advances or, if the Advances have been repaid in full, make deposits into the Cash Collateral Account to provide cash collateral for the Letter of Credit Exposure, in an aggregate amount equal to 100% of the net cash proceeds of such Disposition.
(C)    Upon any Hedge Termination, regardless of whether the Borrowing Base is reduced in connection with such Hedge Termination, the Borrower shall prepay Advances or, if the Advances have been repaid in full, make deposits into the Cash Collateral Account to provide cash collateral for the Letter of Credit Exposure, in an aggregate amount equal to 100% of the net cash proceeds of such Hedge Termination.
(D)    The Borrower shall be obligated to make the prepayments and/or deposits of cash collateral described in this clause (ii) on the date it or any Subsidiary receives cash proceeds as a result of such Disposition or Hedge Termination; provided that all payments required to be made pursuant to this Section 2.05(b)(ii) must be made on or prior to the Commitment Termination Date.
(k)    Section 2.05(b) of the Credit Agreement is hereby amended by adding the following clause (v):
(v)    Available Cash. If Available Cash (as set forth on the records of the applicable depository banks) at any time exceeds $10,000,000 (excluding, at the Borrower’s option, any outstanding checks), then within two Business Days, the Borrower shall, to the extent of such excess, prepay Advances or, if the Advances have been repaid in full, make deposits into the Cash

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Collateral Account to provide cash collateral for the Letter of Credit Exposure. This clause (v) may be waived, extended or amended with the consent of the Required Lenders and the Borrower.
(l)    Section 3.02 of the Credit Agreement is hereby amended by (1) deleting “and” at the end of clause (a)(ii), (2) replacing the period at the end of clause (b) with “; and”, and (3) adding the following clause (c):
(c)    immediately after giving effect to the requested Borrowing (excluding Letters of Credit), the aggregate amount of Available Cash (excluding, at Borrower’s Option, any outstanding checks) shall not exceed $7,500,000.
(m)    Section 4.20 of the Credit Agreement is hereby amended by replacing “as of the date hereof and as of the Initial Funding Date” with “as of the date such Schedule is delivered pursuant to Section 2.02”.
(n)    Section 4.24 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:
Section 4.24    Sanctions; Anti-Corruption Laws, Etc.
(a)    Neither any Letter of Credit nor any part of the proceeds of any Advance will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person, or in any other manner that would result in any violation by any Person (including any Lender, any Arranger, the Administrative Agent, or any Issuing Bank) of the Trading with the Enemy Act of 1917 (50 U.S.C. §§ 1-44), as amended, any other Sanctions, Anti-Corruption Laws or any other similar applicable law.
(b)    Neither the Borrower nor any of its Subsidiary, nor any of their Related Parties (i) is, or will become, or is owned or controlled by, a Sanctioned Person, (ii) is located, organized or resident in a country or territory that is, or whose government is, the subject or target of any Sanctions, or (iii) engages or will engage in any dealings or transactions, or is or will be otherwise associated, with any such Sanctioned Person that would result in any violation of any Sanctions or any other similar applicable law.
(c)    Each of the Borrower and its Subsidiaries is in compliance with any applicable law relating to money laundering or terrorist financing, including, without limitation, the Bank Secrecy Act, 31 U.S.C. sections 5301 et seq.; the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56 (a/k/a the USA Patriot Act); Laundering of Monetary Instruments, 18 U.S.C. section 1956; Engaging in Monetary Transactions in Property

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Derived from Specified Unlawful Activity, 18 U.S.C. section 1957; the Financial Recordkeeping and Reporting of Currency and Foreign Transactions Regulations, 31 C.F.R. Part 103; and any similar applicable laws currently in force or hereafter enacted.
(d)    Each of the Borrower and each of its Subsidiaries has conducted its business in compliance with, and has instituted and maintained policies and procedures designed to comply with, all applicable anti-corruption laws, including without limitation the UK Bribery Act and the FCPA. Neither any Letter of Credit nor any part of the proceeds of any Advance has been or will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the FCPA, the UK Bribery Act, or any similar applicable law to which the Borrower, its Subsidiaries, any Lender, any Arranger, the Administrative Agent, or any Issuing Lender is subject, in all cases to the extent that such laws apply to any such Persons.
(e)    Neither the Borrower nor any of its Subsidiaries is the subject of any investigation, inquiry or enforcement proceedings by an governmental, administrative or regulatory body regarding any offense or alleged offense under any anti-corruption, anti-terrorism, or anti-money laundering laws or Sanctions, and no such investigation, inquiry or proceeding is pending or, to the knowledge of the Borrower or any of its Subsidiaries, has been threatened.
(o)    Article IV of the Credit Agreement is hereby amended by adding the following Section 4.25:
Section 4.25    EEA Financial Institutions. No Loan Party nor any of their Subsidiaries is an EEA Financial Institution.
(p)    Section 5.06(g) of the Credit Agreement is hereby amended by replacing each reference to “85%” in clauses (iii) and (v) therein with “90%”.
(q)    Section 5.08 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:
Section 5.08 Agreement to Pledge. The Borrower (a) shall, and shall cause each Subsidiary to, grant to the Administrative Agent an Acceptable Security Interest in all personal Property of the Borrower or any Subsidiary now owned or hereafter acquired (provided that such requirement shall not apply to the used Oilwell E-2000 drilling rig and the equipment necessary to refurbish it, in each case owned by Raven Drilling, LLC, until the earlier of March 1, 2017 and the termination of the Debt permitted pursuant to Section

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6.02(l) and in existence on the Second Amendment Effective Date) and (b) shall, and shall cause each Subsidiary to, grant to the Administrative Agent an Acceptable Security Interest in at least 90% of the PV-10 of the Proven Reserves of the Borrower and its Subsidiaries based on its most recently delivered Engineering Report.
(r)    Section 5.11 of the Credit Agreement is hereby amended by replacing each reference to “85%” therein with “90%”.
(s)    Section 5.14 of the Credit Agreement is hereby amended by adding the following clause (d):
(d)    Within 45 days following the Second Amendment Effective Date (or such later date as the Administrative Agent may agree in its sole discretion), the Borrower shall deliver or cause to be delivered the following to the Administrative Agent:
(i)    account control agreements in favor of the Administrative Agent with respect to the Loan Parties’ operating or other deposit accounts in compliance with Section 5.13;
(ii)    (A) Mortgages or other Security Instruments as are necessary or reasonably requested by the Administrative Agent to create an Acceptable Security Interest of all of the Property set forth on Schedule 5.14(d) and (B) surveys, environmental reports, title commitments and title insurance policies, consents, transfer letters, and other items reasonably requested by the Administrative Agent in connection therewith;
(iii)    appropriate UCC-1 and UCC-3, as applicable, financing statements covering the Collateral for filing with the appropriate authorities;
(iv)    with respect to any Property that will become a Mortgaged Property pursuant to this Section 5.14(d) on which a “building” or “mobile home” (in each case, as such terms are defined for purposes of the National Flood Insurance Program) is located, (A) a flood determination certificate issued by the appropriate Governmental Authority or third party indicating whether such Property is designated as a “flood hazard area” and (B) if such Property is designated to be in a “flood hazard area”, evidence of flood insurance on such property obtained by the applicable Loan Party in such total amount as required by Regulation H of the Federal Reserve Board, and all official rulings and interpretations thereunder or thereof, and otherwise in compliance with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973;

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(v)    favorable opinions of primary and local counsel in such form and covering such matters as the Administrative Agent may reasonably request; and
(vi)    a certificate of a Responsible Officer or the secretary or an assistant secretary of each Person that is required to execute a Loan Document pursuant to this Section 5.14(d), certifying (A) the resolutions of the Board of Directors (or other applicable governing body) of such Person approving the Loan Documents to which it is a party, (B) the articles or certificate (as applicable) of incorporation (or organization or formation) and bylaws (or partnership or company agreement) of such Person, (C) all other documents evidencing other necessary corporate action and governmental approvals, if any, with respect to the applicable Loan Documents to which such Person is a party, and (D) the names and true signatures of officers of such Person authorized to sign the applicable Loan Documents to which such Person is a party..
(t)    Section 5.15 of the Credit Agreement is hereby amended to read, in its entirety, as follows:
Section 5.15    Hedge Contracts. The Borrower shall maintain its position in the Hydrocarbon Hedge Agreements through their stated termination dates, as set forth in Schedule 4.20 as in effect from time to time; provided, however, that Borrower may consummate a Hedge Termination with respect to such Hydrocarbon Hedge Agreements if the Borrower uses 100% of the net cash proceeds thereof in accordance with the terms of Section 2.05(b)(ii).
(u)    Article V of the Credit Agreement is hereby amended by adding the following Section 5.17:
Section 5.17    Compliance with Anti-Corruption Laws and Sanctions. The Borrower shall, and shall cause each Subsidiary to, comply with Anti-Corruption Laws, Sanctions, anti-terrorism laws and anti-money laundering laws. Furthermore, the Borrower shall maintain in effect and enforce policies and procedures designed to ensure compliance by Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, Sanctions, anti-terrorism laws and anti-money laundering laws.
(v)    Article V of the Credit Agreement is hereby amended by adding the following Section 5.18:
Section 5.18    Material Contracts. The Borrower shall, and shall cause its Subsidiaries to, perform and observe all the terms and provisions of each Material Contract to be performed or observed by it, maintain each such

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Material Contract in full force and effect, enforce each such Material Contract in accordance with its terms, take all action to such end as may be from time to time requested by the Administrative Agent and, upon the request of the Administrative Agent, make to each other party to each such Material Contract such demands and requests for information and reports or for action as any Loan Party or any of its Subsidiaries is entitled to make under such Material Contract, except, in any case, where the failure to do so, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Change.
(w)    Section 6.04(b)(v)(B) of the Credit Agreement is hereby amended by deleting the language “if such Hedge Termination causes a Borrowing Base Reduction Event,” from such clause.
(x)    Section 6.21 of the Credit Agreement is hereby amended and restated in its entirety as follows:
Section 6.21    Sanctions. The Borrower shall not, directly or indirectly, use the proceeds of any Advance or Letters of Credit, or lend, contribute or otherwise make available such proceeds to Borrower, any Subsidiary or any other Person for any purpose which would result in a violation of any Sanctions or Anti-Corruption Laws by any Person (including any Person participating in the transaction, whether as Lender, Arranger, Administrative Agent, Issuing Lender, or otherwise).
(y)    Article VIII of the Credit Agreement is hereby amended by adding the following Section 8.11:
Section 8.11.    Indemnification. THE LENDERS SEVERALLY AGREE TO INDEMNIFY THE ADMINISTRATIVE AGENT, THE ISSUING LENDER AND EACH OF THEIR RESPECTIVE AFFILIATES AND THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AND AGENTS (TO THE EXTENT NOT REIMBURSED BY THE BORROWER), RATABLY ACCORDING TO THE RESPECTIVE PRINCIPAL AMOUNTS OF THE ADVANCES THEN HELD BY EACH OF THEM (OR IF NO PRINCIPAL OF THE ADVANCES IS AT THE TIME OUTSTANDING, RATABLY ACCORDING TO THE RESPECTIVE AMOUNTS OF THE COMMITMENTS THEN HELD BY EACH OF THEM, OR, IF NO SUCH PRINCIPAL AMOUNTS ARE THEN OUTSTANDING AND NO COMMITMENTS ARE THEN EXISTING, RATABLY ACCORDING TO THE COMMITMENTS HELD BY EACH OF THEM IMMEDIATELY PRIOR TO THE TERMINATION OR EXPIRATION THEREOF), FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES, OR DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER WHICH MAY BE IMPOSED ON, INCURRED BY, OR ASSERTED AGAINST THE

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ADMINISTRATIVE AGENT OR ISSUING LENDER IN ANY WAY RELATING TO OR ARISING OUT OF THIS AGREEMENT OR ANY ACTION TAKEN OR OMITTED BY THE ADMINISTRATIVE AGENT OR THE ISSUING LENDER UNDER THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE ADMINISTRATIVE AGENT OR THE ISSUING LENDER), AND INCLUDING, WITHOUT LIMITATION, ENVIRONMENTAL LIABILITIES, PROVIDED THAT NO LENDER SHALL BE LIABLE FOR ANY PORTION OF SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES, OR DISBURSEMENTS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM THE ADMINISTRATIVE AGENT’S OR THE ISSUING LENDER’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. WITHOUT LIMITATION OF THE FOREGOING, EACH LENDER AGREES TO REIMBURSE THE ADMINISTRATIVE AGENT AND THE ISSUING LENDER PROMPTLY UPON DEMAND FOR ITS RATABLE SHARE (DETERMINED AS SET FORTH ABOVE IN THIS PARAGRAPH) OF ANY OUT OF POCKET EXPENSES (INCLUDING COUNSEL FEES) INCURRED BY THE ADMINISTRATIVE AGENT OR THE ISSUING LENDER IN CONNECTION WITH THE PREPARATION, EXECUTION, DELIVERY, ADMINISTRATION, MODIFICATION, AMENDMENT, OR ENFORCEMENT (WHETHER THROUGH NEGOTIATIONS, LEGAL PROCEEDINGS, OR OTHERWISE) OF, OR LEGAL ADVICE IN RESPECT OF RIGHTS OR RESPONSIBILITIES UNDER, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, TO THE EXTENT THAT THE ADMINISTRATIVE AGENT OR THE ISSUING LENDER IS NOT REIMBURSED FOR SUCH BY THE BORROWER.
(z)    Article IX of the Credit Agreement is hereby amended by adding the following Section 9.20:
SECTION 9.20 Acknowledgment and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

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(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and
(b)    the effects of any Bail-in Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.
(aa)    Schedule 4.20 of the Credit Agreement is hereby amended and replaced in its entirety with Schedule 4.20 attached hereto.
(bb)    Schedule 5.14(d) attached hereto is hereby added as Schedule 5.14(d) to the Credit Agreement.
Section 3.    Reaffirmation of Liens.
(a)    Each of the Borrower and the Guarantors (i) is party to certain Security Instruments securing and supporting the Borrower’s and Guarantors’ obligations under the Loan Documents, (ii) represents and warrants that according to their terms the Security Instruments will continue in full force and effect to secure the Borrower’s and Guarantors’ obligations under the Loan Documents, as the same may be amended, supplemented, or otherwise modified (including by this Agreement), and (iii) acknowledges, represents, and warrants that the liens and security interests created by the Security Instruments are valid and subsisting and create an Acceptable Security Interest in the Collateral to secure the Borrower’s and Guarantors’ obligations under the Loan Documents, as the same may be amended, supplemented, or otherwise modified (including by this Agreement).
(b)    The delivery of this Agreement does not indicate or establish a requirement that any Guaranty or Security Instrument requires the Borrower’s or any Guarantor’s approval of amendments to the Credit Agreement.

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Section 4.    Reaffirmation of Guaranty. Each Guarantor hereby ratifies, confirms, and acknowledges that its obligations under the Guaranty are in full force and effect and that such Guarantor continues to unconditionally and irrevocably guarantee the full and punctual payment, when due, whether at stated maturity or earlier by acceleration or otherwise, of all of the Obligations, as such Obligations may have been amended by this Agreement. Each Guarantor hereby acknowledges that its execution and delivery of this Agreement do not indicate or establish an approval or consent requirement by such Guarantor under the Guaranty in connection with the execution and delivery of amendments, modifications or waivers to the Credit Agreement, the Notes or any of the other Loan Documents.
Section 5.    Representations and Warranties. The Borrower and each Guarantor represents and warrants to the Administrative Agent and the Lenders that:
(a)    the representations and warranties set forth in the Credit Agreement, the Guaranties and in the other Loan Documents are true and correct in all material respects as of the date of this Agreement (except to the extent such representations and warranties relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date); provided that such materiality qualifier shall not apply if such representation or warranty is already subject to a materiality qualifier in the Credit Agreement or such other Loan Document;
(b)    (i) the execution, delivery, and performance of this Agreement are within the corporate, limited liability company or other power and authority of the Borrower or such Guarantor, as applicable, and have been duly authorized by appropriate proceedings and (ii) this Agreement constitutes a legal, valid, and binding obligation of the Borrower or such Guarantor, as applicable, enforceable against the Borrower or such Guarantor in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the rights of creditors generally and general principles of equity; and
(c)    as of the effectiveness of this Agreement and after giving effect thereto, no Default or Event of Default has occurred and is continuing.
Section 6.    Effectiveness. This Agreement shall become effective and enforceable against the parties hereto, upon the occurrence of the following conditions precedent (such date being the “Effective Date”):
(a)    The Administrative Agent shall have received multiple original counterparts, as requested by the Administrative Agent, of this Agreement duly and validly executed and delivered by duly authorized officers of the Borrower, the Guarantors, the Administrative Agent and the Required Lenders.
(b)    The Administrative Agent shall have evidence satisfactory to it that the Borrowing Base Availability under the Credit Agreement is no less than $6,000,000 on the Effective Date, after giving effect to this Agreement.

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(c)    The Administrative Agent shall have received evidence satisfactory to it that the Borrower has entered into or has in place such Hydrocarbon Hedge Agreements as are necessary for the Borrower to be in compliance with Section 5.15 of the Credit Agreement after giving effect to this Agreement.
(d)    The representations and warranties in this Agreement shall be true and correct before and after giving effect to this Agreement.
(e)    No Default shall have occurred and be continuing.
(f)    The Borrower shall have paid all other costs, expenses, and fees which have been invoiced and are payable pursuant to Section 9.04 of the Credit Agreement or any other written agreement.
Section 7.    Effect on Loan Documents. Except as amended herein, the Credit Agreement and the Loan Documents remain in full force and effect as originally executed, and nothing herein shall act as a waiver of any of the Administrative Agent’s or Lenders’ rights under the Loan Documents, as amended. This Agreement is a Loan Document for the purposes of the provisions of the other Loan Documents. Without limiting the foregoing, any breach of representations, warranties, and covenants under this Agreement may be a Default or Event of Default under other Loan Documents.
Section 8.    RELEASE. THE BORROWER ACKNOWLEDGES THAT ON THE DATE HEREOF ALL OBLIGATIONS ARE PAYABLE WITHOUT DEFENSE, OFFSET, COUNTERCLAIM OR RECOUPMENT. IN ADDITION, EACH OF THE LOAN PARTIES (FOR THEMSELVES AND THEIR RESPECTIVE SUCCESSORS, AGENTS, ASSIGNS, TRANSFEREES, OFFICERS, DIRECTORS, EMPLOYEES, SHAREHOLDERS, ATTORNEYS AND AGENTS) HEREBY RELEASES ANY AND ALL CLAIMS, CAUSES OF ACTION OR OTHER DISPUTES IT MAY HAVE AGAINST THE ADMINISTRATIVE AGENT, ANY OF THE LENDERS, LEGAL COUNSEL TO THE ADMINISTRATIVE AGENT OR ANY OF THE LENDERS, CONSULTANTS HIRED BY ANY OF THE FOREGOING, OR ANY OF THEIR RESPECTIVE AFFILIATES, SUBSIDIARIES, SHAREHOLDERS, AGENTS, DIRECTORS, OFFICERS, EMPLOYEES, REPRESENTATIVES, SUCCESSORS OR ASSIGNS OF ANY KIND OR NATURE ARISING OUT OF, RELATED TO, OR IN ANY WAY CONNECTED WITH, THE CREDIT AGREEMENT, THE SECURITY AGREEMENT OR THE LOAN DOCUMENTS, IN EACH CASE WHICH MAY HAVE ARISEN ON OR BEFORE THE DATE OF THIS AGREEMENT. EACH OF THE LOAN PARTIES HEREBY ACKNOWLEDGES THAT IT HAS READ THIS AGREEMENT AND HAS CONFERRED WITH ITS COUNSEL AND ADVISORS REGARDING ITS CONTENT, INCLUDING THIS SECTION 8, AND IS FREELY AND VOLUNTARILY ENTERING INTO THIS AGREEMENT, AND HEREBY AGREES TO WAIVE ANY CLAIM THAT THE TERMS OF THIS AGREEMENT (INCLUDING, WITHOUT LIMITATION, THE RELEASES CONTAINED HEREIN) ARE INVALID OR OTHERWISE UNENFORCEABLE.
Section 9.    Choice of Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York.

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Section 10.    Miscellaneous.
(a)    Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original. Delivery of this Agreement by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart hereof.
(b)    NO ORAL AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.
(c)    Payment of Expenses. The Borrower agrees to pay or reimburse the Administrative Agent for all of its out-of-pocket costs and expenses incurred in connection with this Agreement, any other documents prepared in connection herewith and the transactions contemplated hereby, including, without limitation, the reasonable fees, charges and disbursements of counsel to the Administrative Agent.
(d)    Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, (i) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby and (ii) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
(e)    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
[Remainder of page left blank; signatures follow.]

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SCHEDULE 4.20

Hedging Agreements

Period	Counterparty	Type	Product	Notional Quantity	Price
4/2016 - 9/2016	Société Générale	Swap Sell	WTI	356,400 Bbl	$39.04
10/2016 - 12/2016	Société Générale	Swap Sell	WTI	147,200 Bbl	$43.40
10/2016 - 12/2016	Société Générale	Swap Sell	WTI	82,800 Bbl	$42.99
2017	Société Générale	Swap Sell	WTI	180,000 Bbl	$84.18
2017	Société Générale	Swap Sell	WTI	42,000 Bbl	$54.40
2017	Société Générale	Swap Sell	WTI	474,500 Bbl	$44.55
2018	Société Générale	Swap Sell	WTI	547,500 Bbl	$46.39

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SCHEDULE 5.14(D)

Additional Collateral

1.	Welder Ranch (also known as Sinton Ranch).
The following described property in San Patricio County, Texas:

Field notes of a 1,769.409 acre tract of land, being out of a 5,794.93 acre tract of land conveyed from Barbra K. Welder to Portilla Ranch Holdings, Ltd. by Special Warranty Deed with Vendor's Lien dated February 21, 2008 und recorded in Clerk’s File No. 577696 of the Official Public Records of San Patricio County, Texas;
Said 1,769.409 acre tract is part of Sections 18, 19, 20, 23, and 25, and all of Section 24 of the Eliza H. Welder Ranch Subdivision, as shown on map recorded in Volume 3, Page 33 of the Map Records of San Patricio County, Texas;
Said 1,769.409 acre tract is comprised of a portion of the C. J. Francisco & E. Portilla Survey, Abstract 25, is situated in San Patricio County, Texas, approximately 2 miles northeast of the town of Sinton, and is described by metes and bounds as follows:
Beginning at a concrete monument found in the west line of a 14,507.12 acre tract of land conveyed to Marie Welder Ford by Deed recorded in Volume 237, Page 487 of the Deed Records of San Patricio County, Texas; the west line of Section 34 of said Eliza H. Welder Ranch Subdivision, at the northeast corner of a 2,800.07 acre tract of land conveyed to P. W. Robinson by Deed recorded in Volume 237, Page 184 of the Deed Records of San Patricio County, Texas; for the northerly southeast corner of said 5794.93 acre tract and the northerly southeast corner of this tract;
Thence S 44° 44' 40" W along a northwest line of said 2,800.07 acre tract, a southeast line of said 5794.93 acre tract, and a southeast line of this tract, a distance of 546.96 feet to a 5/8" iron rod found for an angle corner of said 2,800.07 acre tract, an angle corner of said 5,794.93 acre tract, and an angle corner of this tract;
Thence S 47° 31' 03" W continuing along a northwest line of said 2,800.07 acre tract, a southeast line of said 5,794.93 acre tract, and a southeast line of this tract, a distance of 188.53 feet to a 5/8" iron rod found for an angle corner of said 2,800.07 acre tract, an angle corner of said 5,794.93 acre tract, and an angle corner of this tract;
Thence S 61° 40' 10" W continuing along a northwest line of said 2,800.07 acre tract, a southeast line of said 5794.93 acre tract, and a southeast line of this tract, a distance of 2,005.46 feet to a 5/8" iron rod found for an angle corner of said 2,800.07 acre tract, an angle corner of said 5,794.93 acre tract, and an angle corner of this tract;
Thence S 67° 05' 59" W continuing along a northwest line of said 2,800.07 acre tract, a southeast line of said 5,794.93 acre tract, and a southeast line of this tract, a distance of 394.37 feet

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to a 5/8" iron rod found at an interior corner of said 2,800.07 acre tract, for the southerly southeast corner of said 5,794.93 acre tract and the southerly southeast corner of this tract;
Thence S 89° 30' 53" W along the north line of said 2,800.07 acre tract, the south line of said 5794.93 acre tract, and the south line of this tract, a distance of 5,673.44 feet to a 5/8" iron rod with surveyor’s cap stamped “RPLS 1907” set for the southwest corner of this tract;
Thence N 00° 24' 05" W along a west line of this tract, a distance of 5,729.16 feet to a 5/8" iron rod with Sam, Inc. cap found for an angle corner of this tract;
Thence N 00° 38' 33" W continuing along a west line of this tract, a distance of 60.11 feet to a 5/8" iron rod with Sam, Inc. cap found for an angle corner of this tract;
Thence N 00° 25' 16" W continuing along a west line of this tract, a distance of 2,764.86 feet to a 5/8" iron rod with Sam, Inc. cap found for the southerly northwest corner of this tract;
Thence N 89° 34' 28" E along the westerly north line of this tract, a distance of 1,299.27 feet to a 5/8" iron rod with surveyor’s cap stamped “RPLS 1907” set for an interior corner of this tract;
Thence N 00° 30' 58" W along the northerly west line of this tract, a distance of 1,079.98 feet to a 5/8" iron rod with surveyor’s cap stamped “RPLS 1907” set for the northerly northwest corner of this tract;
Thence N 89° 29' 23" E along the easterly north line of this tract, a distance of 7,036.60 feet to a 5/8" iron rod with surveyor’s cap stamped “RPLS 1907” set in the west line of said 14,507.12 acre tract, the west line of Section 32 of said Eliza H. Welder Ranch Subdivision, the east line of said 5,794.93 acre tract, and the east line of said Section 25, for the northeast corner of this tract;
Thence S 00° 26' 30" E along the west line of said Section 32, the west line of said 14,507.12 acre tract, the east line of said Section 25, the east line of said 5,794.93 acre tract, and the east line of this tract; a distance of 1,510.73 feet to a concrete monument found at the common corner of Sections 24, 25, 32, and 33 of said Eliza H. Welder Ranch Subdivision, for an angle corner of this tract;
Thence S 00° 25' 59" E along the west line of said Section 33, the west line of said 14,507.12 acre tract, the east line of said Section 24, the east line of said 5794.93 acre tract, and the east line of this tract, at 2,335.46 feet pass a 5/8" iron rod found for a line marker, in all a distance of 5,281.11 feet to a concrete monument found at the common corner of Sections 23, 24, 33, and 34, for an angle corner of this tract;
Thence S 00° 26' 28" E along the west line of Section 34 and continuing along the west line of said 14,507.12 acre tract, the east line of said 5,794.93 acre tract, the east line of said Section 23, and the east line of this tract, a distance of 1,245.53 feet to place of beginning, containing 1,769.409 acres of land, more or less.

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2.	Headquarters.
The following described property in Bexar County, Texas:
(a)    LOTS 3 AND 4, BLOCK 7, NEW CITY BLOCK 17606, CREEKSIDE@CONCORD PARK (PLANNED UNIT DEVELOPMENT), IN THE CITY OF SAN ANTONIO, BEXAR COUNTY, TEXAS, ACCORDING TO PLAT THEREOF RECORDED IN VOLUME 9662, PAGE(S) 156-157, DEED AND PLAT RECORDS OF BEXAR COUNTY, TEXAS, together with all of the easements, rights of way, privileges, liberties, hereditaments, strips and gores, streets, alleys, passages, ways, waters, watercourses, rights and appurtenances thereunto belonging or appertaining, and all of the estate, right, title, interest, claim or demand whatsoever of Borrower or any Guarantor therein and in the streets and ways adjacent thereto, either in law or in equity (collectively, the “HQ Land”);
(b)    The structures or buildings, and all additions and improvements thereto, now or hereafter erected upon the HQ Land, including all building materials and HQ Fixtures (hereinafter defined) now or hereafter forming a part of said structures or buildings, or delivered to the HQ Land and intended to be installed in such structures or buildings (collectively, the “HQ Improvements”);
(c)    All systems, devices, machinery, apparatus, equipment, fittings, appliances and fixtures of every kind and nature whatsoever owned by Borrower or any Guarantor and now or hereafter located on and used in connection with the HQ Land or the HQ Improvements, including, but not limited to, all electrical, anti-pollution, heating, lighting, laundry, incinerating, power, air conditioning, plumbing, lifting, cleaning, fire prevention, fire extinguishing, refrigerating, ventilating, communication, garage and cooking systems, devices, machinery, apparatus, equipment, fittings, appliances and fixtures, and all engines, pipes, pumps, tanks, motors, conduits, ducts, compressors and switchboards, and all storm doors and windows, dishwashers, attached cabinets and partitions, located on and used in connection with the HQ Land or the HQ Improvements but not otherwise included in the HQ Improvements, but excluding any such systems, devices, machinery, apparatus, equipment, fittings, appliances and fixtures belonging to any tenant of the HQ Land or improvements unless they are necessary to the operation of the HQ Improvements (collectively, the “HQ Fixtures”);
(d)    All articles of personal property of every kind and nature whatsoever owned by Borrower or any Guarantor located on and used in connection with the HQ Land or the HQ Improvements, including, but not limited to, all inventory, equipment, furniture, shades, awnings, beds, screens, and carpets, now or hereafter affixed to, attached to or placed upon, and used in connection with the use, enjoyment, occupancy or operation (including the planning, development and financing) of the HQ Land or HQ Improvements, but excluding any such articles of personal property belonging to any tenant of the HQ Land or HQ Improvements unless it is necessary to the operation of the HQ Improvements (collectively, the “HQ Personal Property”);
(e)    All leases of the HQ Land, HQ Improvements and HQ Personal Property, or any part thereof, now or hereafter entered into, and all right, title and interest of Borrower or any Guarantor thereunder, including cash or securities deposited thereunder to secure performance by

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the tenants of their obligations, and, including further, the right to receive and collect the rents thereunder (collectively, the “HQ Leases”);
(f)    All revenues, income, rents, issues and profits of any of the HQ Land, improvements, HQ Personal Property or HQ Leases (collectively, the “HQ Rents”);
(g)    All proceeds from the conversion, whether voluntary or involuntary, of any part of the HQ Land, HQ Improvements or HQ Personal Property into cash or liquidated claims, including insurance proceeds, insurance premium refunds and condemnation awards (collectively, the “HQ Conversion Proceeds”);
(h)    All contracts and subcontracts relating to the HQ Land or HQ Improvements and all permits, licenses, franchises, certificates and other rights and privileges obtained in connection with the HQ Land or HQ Improvements (collectively, the “Contracts”);
(i)    All funds, accounts, accounts receivable, contract rights, instruments, documents, general intangibles (including fictitious, trade and other names, trademarks and symbols used in connection with the HQ Land or HQ Improvements, whether registered or not), and notes and chattel paper, arising from or by virtue of any transaction relating directly to the HQ Land or HQ Improvements (collectively, the “HQ Intangibles”); and
(j)    Any and all proceeds of every kind or character now owned or hereafter to the extent arising directly from or by virtue of any of the property described in this Item 2 of Schedule 5.14(d).

3.	Pecos Ranch (also known as Hudgins Ranch).
The following described property in Pecos County, Texas:

ABSTRACT	CERT.	PART	SURVEY	BLK.	GRANTEE	ACRES
2915	3346	W/30’	29	121	GC&SF Ry. Co.	3
9075	3346	All	30	121	GC&SF Ry. Co.	640
2916	3347	All	31	121	GC&SF Ry. Co.	640
7527	3347	All	32	121	GC&SF Ry. Co.	354
2917	3348	All	33	121	GC&SF Ry. Co.	347
6208	3348	All	34	121	GC&SF Ry. Co.	640
2918	3349	All	35	121	GC&SF Ry. Co.	640
6209	3349	All	36	121	GC&SF Ry. Co.	473

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2919	3350	All	37	121	GC&SF Ry. Co.	640
9076	3350	All	38	121	GC&SF Ry. Co.	640
9079	1602	All	6	180	TC Ry. Co.	476
8087	1603	N/Pt.	8	180	TC Ry. Co.	138
4701	1421	All	11	180	TC Ry. Co.	476
9080	1422	All	12	180	TC Ry. Co.	476
4708	1424	All	15	180	TC Ry. Co.	496
7206	1424	All, Except N/2 of NW/4	16	180	TC Ry. Co.	560
4706	1425	All	17	180	TC Ry. Co.	640
9081	1/0614	All	170	3	T&P Ry. Co.	640
9082	1/0633	All	208	3	T&P Ry. Co.	640
6210	1/0614	All	210	3	T&P Ry. Co.	640
9077	2454	All	4	A	GC&SF Ry. Co.	652.5
9369	1002	W-1/8 of NW/4 of NE/4 & E-7/8 of NE/4 of NW/4	311	10	GH&SA Ry. Co.	40
9078	1002	All	312	10	GH&SA Ry. Co.	640

together with the Borrower’s undivided interest in the oil, gas and other minerals in and under all of Section Five (5), Block One Hundred Eighty (180), GC&SF Ry. Co., Pecos County, Texas.

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